UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: March 28, 2008
(Date of earliest event reported)
John D. Oil and Gas Company
(Exact name of registrant as specified in its charter)

Maryland	000-30502	94-6542723
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8500 Station Street, Suite 345
Mentor, Ohio		44060
(Address of principal executive offices)		(Zip Code)
(440) 255-6325
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 28, 2008, John D. Oil and Gas Company (the “Company”) entered into the First Amended and Restated Loan and Security Agreement (the “Loan Agreement”) between the Company, Richard M. Osborne (the Company and Mr. Osborne together, the “Borrowers”), and RBA Citizens, N.A., d/b/a Charter One (“Charter One”). Mr. Osborne is the Company’s chief executive officer and chairman of the board. The Loan Agreement amends and restates the Company’s existing credit facility with Charter One in the amount of $9.5 million, originally established on September 28, 2006, with a maturity date subsequently extended to March 31, 2008. The Loan Agreement provides the Borrowers a revolving loan (the “Loan”) in an amount such that the outstanding principal amount does not exceed the lesser of (1) $9.5 million, or such other revolving credit commitment in effect at the time, or (2) an amount equal to 65% of the net present value of all oil and gas properties of the Company plus, until February 28, 2009, an amount not to exceed $3.5 million. The Company currently has drawn $5.7 million under the existing loan. After the outstanding principal amount of the loan is less than 65% of the net present value of all oil and gas properties of the Company, the Borrowers may then borrow, prepay and reborrow under the Loan Agreement. The entire outstanding principal plus any accrued and unpaid interest is due and payable in full on August 1, 2009, unless accelerated or extended. The Loan is evidenced by the First Amended and Restated Revolving Credit Note of the Company and Mr. Osborne (the “Note”), dated March 28, 2008, in the amount of $9.5 million payable to Charter One.
The Loan Agreement grants Charter One a continuing security interest in and lien on substantially all of the Company’s assets and mortgages on certain properties owned by the Richard M. Osborne Trust (the “Trust”), of which Mr. Osborne is trustee. Pursuant to the Loan Agreement, the Trust also provides a guaranty to Charter One for the payment of any amounts due under the Loan Agreement. In the event of default, as defined in the Loan Agreement, the entire amount of the unpaid loan amount and interest become immediately due and payable upon notice of Charter One; provided however, that notice is not required in the case of termination, dissolution or the bankruptcy of the Company. After an event of default, Charter One is authorized to take possession or sell any of collateral at public or private sale.
Interest on the aggregate principal balance of the Loan will accrue and is payable based on the London Inter-Bank Offer Rate (LIBOR) rate plus 1.75%, as described in the Loan Agreement. All accrued and unpaid interest is payable monthly.
Pursuant to the terms of the Loan Agreement, the proceeds of the Loan are to be used solely for investment in equipment, drilling and exploration of oil wells and to further grow the Company’s core business of extracting and producing oil and natural gas products. No proceeds will be used to pay obligations of the Company to the Trust.
The Loan Agreement also contains a number of affirmative and negative covenants, including requiring the Company and the Trust to provide periodic financial statements to Charter One and Mr. Osborne to maintain unencumbered liquid assets with a market value of at least $2.0 million.

The foregoing descriptions of the Loan Agreement and Note are not complete and are qualified in their entirety by reference to the full and complete terms of the Loan Agreement and the Note, which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 of this report is also responsive to Item 2.03 of this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1 First Amended and Restated Loan and Security Agreement between RBS Citizens, N.A., d/b/a Charter One, Richard M. Osborne and John D. Oil and Gas Company, dated as of March 28, 2008
10.2 Revolving Credit Note of John D. Oil and Gas Company and Richard M. Osborne in favor of RBS Citizens, N.A., d/b/a Charter One, dated as of March 28, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John D. Oil and Gas Company

By:	/s/ Gregory J. Osborne

Name:	Gregory J. Osborne
Title:	President and Chief Operating Officer
Dated: April 3, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amended and Restated Loan and Security Agreement between RBS Citizens, N.A., d/b/a Charter One, Richard M. Osborne and John D. Oil and Gas Company, dated as of March 28, 2008

10.2	Revolving Credit Note of John D. Oil and Gas Company and Richard M. Osborne in favor of RBS Citizens, N.A., d/b/a Charter One, dated as of March 28, 2008